EXHIBIT 4.2

SECOND AMENDMENT AND ALLONGE TO SENIOR SECURED NOTE

            This SECOND AMENDMENT AND ALLONGE (the “Second Amendment”), effective as of February 28, 2014, is by and among ONSTREAM MEDIA CORPORATION (the “Company”), INFINITE CONFERENCING, INC. (“ICI”), ENTERTAINMENT DIGITAL NETWORK, INC. (“EDNI”), AV ACQUISITION, INC. (“AAI”), ONSTREAM CONFERENCING CORPORATION (“OCC”), MEDIA ON DEMAND, INC. (“MOD”), HOTEL VIEW CORPORATION (“HVC”), OSM ACQUISITION INC. (“OSM”) and AUCTION VIDEO JAPAN, INC. (“AVJI”) (the Company, ICI, EDNI, AAI, OCC, MOD, HVC, OSM and AVJI shall be referred to collectively as the “Borrowers”) and SIGMA OPPORTUNITY FUND II, LLC (the “Holder”).

RECITALS

            1.         Borrowers issued a Senior Secured Note, dated March 18, 2013 (the “March 2013 Note”), in favor of Holder in the original aggregate principal amount of up to $800,000, which March 2013 Note was amended by the First Amendment and Allonge to Secured Promissory Note, dated June 14, 2013 (the “First Amendment” and collectively with the March 2013 Note, as the same may be further amended from time to time, the “Note”), which, among other things, increased the principal amount of the Note to $945,000.

            2.         Borrowers and the Holder entered into a certain Note Purchase Agreement, dated February 28, 2014 (the “Note Purchase Agreement”), pursuant to which, among other things, the Borrowers and Holder have agreed to further amend the Note as herein provided.

AMENDMENT

            For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Note is further amended as follows:

            1.         The definition of “Maturity Date” in Section 3.1 of the Note is hereby amended and restated as follows:

““Maturity Date” means the earlier of (i) December 18, 2014, or (ii) the date that is ten (10) days after the date on which the Company and/or any Subsidiary receives gross proceeds in the combined aggregate amount of at least $2 million, before deduction of any fees, commissions or other expenses related thereto, in connection with (A) the sale of any portion of the business of the Company, however structured, including, without limitation, sale of assets, subsidiaries or business units, and/or (B) the issuance of additional equity, debt or convertible debt capital, and/or (C) the consolidation or merger of any entity comprising the Company with or into another entity (other than a merger or consolidation of a Subsidiary into the Company or another wholly-owned Subsidiary).”

            2.         The second to last sentence of the first paragraph of the Note, describing the payment of principal on the Note, is hereby amended by changing the phrase “(commencing on June 30, 2013)” to “(commencing on October 31, 2014).”

            3.         The last sentence of the first paragraph of the Note is hereby amended and restated as follows:

“Regular interest shall accrue and compound monthly on the principal amount outstanding from December 1, 2013 through September 30, 2014.  Thereafter, commencing October 1, 2014, regular interest shall accrue and be payable monthly in cash in arrears on the last day of each month commencing on October 31, 2014 and be payable in full on the Maturity Date, all as set forth in the Amortization Schedule attached.”

            4.         The parties agree to substitute the form of Amortization Schedule attached as Exhibit A to this Second Amendment for the Amortization Schedules attached to the Note and the Note shall be amended accordingly.

            5.         If the Holder shall exercise its rights under Section 5(m) of the Note Purchase Agreement and make the loan to Borrowers, as contemplated therein, then an amount equal to the Payoff Amount (as defined in the Note Purchase Agreement) shall be added to the then outstanding principal balance of the Note and be due and payable, together with interest accrued and compounded thereon, in accordance with the terms of the Note.

            Except as specifically amended hereby, the Note shall remain in full force and effect as issued. An executed original of this Second Amendment and Allonge shall be attached to the original Note and shall constitute collectively one and a singular instrument, and one shall not be negotiated, transferred or conveyed without the other. All references to the Note in any of the Transaction Documents (as defined in the Note) shall be deemed to refer to the March 2013 Note, as amended by the First Amendment and this Second Amendment, and as the same may be further amended, supplemented or modified in accordance with its terms by the parties from time to time.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

            IN WITNESS WHEREOF, the Borrowers have executed this Second Amendment and Allonge as of the date first written above.

ONSTREAM MEDIA CORPORATION

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

INFINITE CONFERENCING, INC.

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

ENTERTAINMENT DIGITAL NETWORK, INC.

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

AV ACQUISITION, INC.

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

ONSTREAM CONFERENCING CORPORATION

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

MEDIA ON DEMAND

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

HOTEL VIEW CORPORATION

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

OSM ACQUISITION INC.

By: /s/ Randy S. Selman

      Name: Randy Selman

      Title: President

AUCTION VIDEO JAPAN, INC.

By: /s/ Randy S. Selman

      Name: Randy Selman

            Title: President

Accepted and Agreed to this

28th day of February, 2014.

SIGMA OPPORTUNITY FUND II, LLC

By: Sigma Capital Advisors, LLC, its

managing member

By: /s/ Thom Waye

 Thom Waye, Manager

EXHIBIT A

(Attached Amortization Schedule)

Date	Interest Amounts to be Paid	Interest Amounts to be Accrued	Principal Amounts to be Paid	Cash Payments Due Total	Principal + Accrued Interest Outstanding
December 31, 2013		$12,155.00			$870,155.00
January 31, 2014		$12,327.20			$882,482.20
February 28, 2014		$12,501.83			$894,984.03
March 31, 2014		$12,678.94			$907,662.97
April 30, 2014		$12,858.56			$920,521.53
May 30, 2014		$13,040.72			$933,562.25
June 30, 2014		$13,225.47			$946,787.71
July 31, 2014		$13,412.83			$960,200.54
August 29, 2014		$13,602.84			$973,803.38
September 30, 2014		$13,795.55			$987,598.93
October 31, 2014	$13,990.98		$50,000.00	$63,990.98	$937,598.93
November 30, 2014	$13,282.65		$50,000.00	$63,282.65	$887,598.93
December 18, 2014	$7,441.24		$887,598.93	$895,040.17	$887,598.93
Total For Period	$34,714.88	$129,598.93	$987,598.93	$1,022,313.80